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                                                                   EXHIBIT 10.18

                   OUTSIDE DIRECTOR ELECTIVE STOCK OPTION PLAN


                                  MARCH 2, 2001

INTRODUCTION

This Plan is to be adopted under the 2000 Stock Option Plan and its purpose is to allow outside directors to elect a one-time option grant in lieu of three years of director compensation.

Directors will have until April 30, 2001, to determine whether to participate.

COMPENSATION WAIVED

If a director elects to participate, all director compensation except retirement accruals for the three-year period will be replaced by the option grant. "All compensation" includes the annual cash retainer, fees for attending board or committee meetings and annual stock option grants (although the January 2001 option grant will not be affected). Participating directors will not be eligible for any increases in director compensation or new compensation arrangements for the three-year period. Any prior elections under the Deferred Compensation Plan will remain effective through March 31, 2001.

Retirement benefits will be computed based on the compensation (including increases) a director would have earned if the director had not participated in the Plan.

Directors who do not participate will remain eligible for Bowater directors' compensation policies and programs as in effect from time to time. They will be eligible for all increases in existing compensation and for new compensation arrangements.

STOCK OPTION AWARD

Participating directors will receive an option grant covering 20,000 shares on May 9, 200l, at a price equal to the fair market value on the date of grant, as defined in the 2000 Stock Option Plan. New board members will be offered an opportunity to participate in the Plan and would receive a prorated grant.

VESTING PROVISIONS

One-third of the options will vest on each anniversary of the grant date. The options will have a term of ten years if a director continues on the board. The options will be redeemed at the acceleration price provided in the 2000 Stock Option Plan if there is a Change in Control. If a director's service on the board terminates during the term of the options for any reason except death or disability, unvested options will expire upon such termination; any vested options will remain exercisable in accordance with existing plan provisions. Upon retirement, vested options may be exercised until the earlier of (i) five years from the date of retirement, or (ii) the original expiration date of the option.